Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is made and entered into as of October 13, 2014, by and between Medbox, Inc., a Nevada corporation (“Company”) and P. Vincent Mehdizadeh (“Consultant”).

WHEREAS, the Company desires to retain Consultant to perform certain consulting services for the Company, and Consultant is willing to perform such services, on the terms set forth more fully below.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.           Independent Contractor Relationship.  In accordance with the mutual intentions of the Company and Consultant, this Agreement establishes between them an independent contractor relationship, and all of the terms and conditions of this Agreement shall be interpreted in light of that relationship.  This Agreement does not create any employer-employee, agency or partnership relationship.  As an independent contractor, Consultant’s fees and expenses shall be limited to those expressly stated in this Agreement.

2.           Term.  The term of this Agreement shall commence on October 13, 2014 and continue until the earlier of (a) two (2) years, unless earlier terminated as herein provided (the “Initial Term”).  At the end of the Initial Term, the term of Contractor’s engagement shall be automatically extended without further action of the parties for additional one year periods (each, an “Extended Term”) unless, ninety (90) days before the expiration of the Initial Term, or any Extended Term, a party provides notice in writing to the other party as provided for herein that the Contractor’s engagement shall not be further extended.  As used herein, “Term” shall include the Initial Term and any Extended Term, but the Term shall end upon any termination of Contractor’s engagement with the Company as herein provided.
(b) the date on which the Agreement is terminated in accordance with Section 8 hereof (“Term”).

3.           Conflict of Interest Prohibited; Consultant represents, warrants, and covenants that there is and shall be no conflict of interest in either (i) Consultant’s other contracts for services or other employment, or (ii) Consultant’s other interests, if any, with the services to be provided pursuant to this Agreement and that Consultant shall ensure that no such conflict arises during the Term of this Agreement..

4.           Type of Service.  The Company hereby retains Consultant to render consulting services to the Medbox CEO and Company regarding strategic partnerships and have the title of Founder and Senior Advisor, including, without limitation, the matters set forth on Appendix A hereto, the terms of which are incorporated herein as part of this Agreement.  In addition, Consultant shall provide such other consulting services reasonably related to the foregoing as the Company shall request from time to time and refrain from activities or actions that have not been approved in advance by the Medbox CEO, or board member.  Consultant shall diligently and conscientiously perform the consulting services required of Consultant under this Agreement, and shall utilize his best efforts to perform such services in a timely and competent manner.  Upon reasonable notice from the Company, Consultant shall be available to members of the Company’s Board of Directors (“Board”), officers, managers, auditors and other designated personnel for consultation and advice.  Services may be rendered at such locations as determined at the discretion of the Consultant, or that are mutually agreeable to Consultant and the Company, which may include the Company’s offices. Consultant shall be informed of and be allowed to attend any and all board meetings the Company schedules.

5.           Compensation.  Consultant agrees to furnish all services as provided herein as an independent contractor using Consultant’s own means and methods.  During the Term of this Agreement, the Company shall pay Consultant for services rendered in accordance with Appendix B attached hereto, the terms of which are incorporated herein as part of this Agreement.  The fee arrangement herein provided shall constitute full payment for Consultant’s services to the Company during the Term of this Agreement, and Consultant shall not receive any additional benefits or compensation, including overtime for his services.  The Company shall reimburse Consultant for reasonable and customary out-of-pocket expenses actually incurred by Consultant in connection with the consulting services provided to the Company.  Consultant shall not be reimbursed for any expense in excess of [US $1,000], without the prior approval of the Company.  Consultant shall itemize all such expenses in a statement, and each statement shall be accompanied by substantiating receipts or vouchers.  Consultant is not eligible for or entitled to participate in or be covered by, any employee benefit program or policy sponsored by or through the Company (including, but not limited to, group insurance, 401(k) and other retirement, welfare and fringe benefit plan coverage).

6.           Consultant Responsible for Taxes.  In conformity with Consultant’s independent contractor status and without limiting any of the foregoing, Consultant understands that no deduction or withholding for taxes or contributions of any kind shall be made by the Company.  Consultant agrees to accept exclusive liability for the payment of all taxes or contributions for unemployment insurance, pensions or annuities, social security payments or otherwise, which are measured by the remuneration paid to Consultant.

7.           Written Reports.  Consultant, when directed, shall provide written reports to the Company with respect to Consultant’s services rendered hereunder.  Such written reports shall be in form and substance satisfactory to the Company, and Consultant may not be entitled to receive compensation under Section 5 with respect to services performed hereunder until such written reports requested from the Company have been provided to the Company with respect to the services for which compensation is sought.

8.           Termination

(a)  By Company for Cause.  The Company may terminate this Agreement upon the occurrence of any of the following events, as determined in the reasonable judgment of the Board (“Cause”):

(1)           Consultant’s commission of (A) a felony, (B) an act or omission constituting dishonesty, moral turpitude, professional misconduct with respect to the Company or its subsidiaries, or Consultant’s gross negligence, or (C) an act constituting fraud against the Company or its subsidiaries;

(2)           Consultant’s commission of an act that (A) adversely affects, or could reasonably be expected to adversely affect, the Company’s business in any material respect, (B) indicates Consultant’s use of illegal drugs, or (C) indicates a violation of any law, regulation or ordinance applicable to the Company, its subsidiaries, or the business of the Company or its subsidiaries that reasonably would or could adversely impact the Company’s reputation;

(3)           Consultant’s material breach, non-performance or non-observance of any of the terms of this Agreement, if such breach, non-performance or non-observance shall continue beyond a period of fifteen (15) business days immediately after written notice thereof by the Company to Consultant.  Notice shall not be required if the Company, in its good faith reasonable judgment, determines that the breach, non-performance or non-observance cannot be cured within the fifteen (15) business-day period.

Upon Consultant’s termination for Cause, the Company shall remain obligated only to pay Consultant the accrued but unpaid fees and expenses due at the time of termination, if any.  Notwithstanding the foregoing, Consultant’s obligations pursuant to Sections [3, 6, 7, 8, 9, 10, 12, 14, 15 and 17] of this Agreement shall survive the termination of this Agreement.]

9.           Confidentiality

(a)           Confidential Information.  As used in this Agreement, “Confidential Information” means proprietary information of the Company, which is of value to the Company in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company.  Confidential Information includes, without limitation, financial information, reports and forecasts, inventions, improvements and other intellectual property, trade secrets, know-how, designs, processes or formulae, software, market or sales information or plans, customer lists and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities).  Confidential Information includes information developed by Consultant in the course of Consultant’s engagement by the Company, as well as other information to which Consultant may have or had access in connection with Consultant’s provision of services to the Company.  Confidential Information also includes the confidential information of others with which the Company has a business relationship.  Notwithstanding the foregoing, Confidential Information does not include (i) information in the public domain, unless due to breach of Consultant’s duties under this Agreement, or (ii) information obtained in good faith by Consultant from a third party that was lawfully in possession of such information and not subject to an obligation of confidentiality owed to the Company.

(b)           Duty of Confidentiality.  Consultant understands and agrees that Consultant’s engagement creates a relationship of confidence and trust between Consultant and the Company with respect to all Confidential Information.  At all times, both Consultant’s engagement with the Company and after termination, Consultant shall keep in confidence and trust all Confidential Information and shall not use or disclose any Confidential Information without the written consent of the Company, except (i) as may be required in the ordinary course of performing Consultant’s services to the Company, or (ii) as may be required in response to a valid order by a court or other governmental body or as otherwise required by law (provided that if Consultant is so required to disclose Confidential Information, Consultant shall (A) immediately notify the Company of such required disclosure sufficiently in advance of the intended disclosure to permit the Company to seek a protective order or take other appropriate action, and (B) cooperate in an effort by the Company to obtain a protective order or other reasonable assurance that confidential treatment shall be afforded the Confidential Information.)

(c)           Documents, Records, Etc.  All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to Consultant by the Company or are produced by Consultant in connection with Consultant’s engagement shall be and remain the sole property of the Company.  Consultant shall return to the Company all such materials and property as and when requested by the Company.  In any event, Consultant shall return all such materials and property immediately upon termination of Consultant’s services for any reason.  Consultant shall not retain such materials or property or any copies thereof after his termination is services hereunder.

(d)           Non-Solicitation.  During the Term of this Agreement and following the termination of Consultant’s relationship with the Company for any reason , Consultant shall refrain from directly or indirectly, on his  own behalf or on behalf of any individual or entity, use Confidential Information to (i)  employ, attempt to employ, recruit or otherwise solicit, induce or influence any person to leave employment with the Company (other than subordinate employees whose employment was terminated in the course of Consultant’s engagement with the Company); and (ii) solicit or encourage any customer or supplier to terminate or otherwise adversely modify its business relationship with the Company.  Consultant understands that the restrictions set forth in this Section 9(d) are intended to protect the Company’s interests in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose.

(e)           Third-Party Agreements and Rights.  Except from Consultant’s prior employment with the Company, Consultant hereby confirms that Consultant is not bound by the terms of any agreement that restricts in any way (i) Consultant’s use or disclosure of information, or (ii) Consultant’s engagement in any business. Consultant represents to the Company that Consultant’s (A) execution of this Agreement, (B) engagement with the Company, and (C) performance of his proposed services for the Company, shall not violate any obligations that Consultant has with any other party.  In performing services for the Company, Consultant shall not disclose or make use of any information in violation of any agreements with or rights of any other party, and Consultant shall not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any other party.

(f)           Litigation and Regulatory Cooperation.  During and after Consultant’s engagement with the Company, Consultant shall cooperate reasonably with requests from the Company, or the Company’s legal counsel, in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while Consultant was engaged by the Company.  Consultant’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times.  During and after Consultant’s engagement, Consultant also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Consultant was engaged by the Company.  The Company shall reimburse Consultant for any reasonable out-of-pocket expenses incurred in connection with Consultant’s performance of obligations pursuant to this Section 9(f), and if Consultant spends more than five (5) hours in any calendar month after Consultant’s engagement in performance of these obligations, the Company shall pay Consultant [$450] per hour (prorated for less than a full hour) for each hour over five (5) hours in such calendar month.

(g)           Intellectual Property.  Except as provided under Section 2870 of the California Labor Code a copy of which is set forth in Appendix C hereto, the Company shall be the sole owner of all the products and proceeds of Consultant’s services hereunder including, without limitation, all materials, ideas, concepts, formats, suggestions, developments, and other intellectual properties that Consultant may acquire, obtain, develop, or create in connection with his services hereunder during the Term, free and clear of any claims by Consultant (or anyone claiming under Consultant) of any kind or character whatsoever (other than Consultant’s rights and benefits hereunder). Consultant shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect enforce or defend the Company’s right, title and interest in and to any such products and proceeds of Consultant’s services hereunder.

(h)           Injunction.  Consultant agrees that it would be difficult to measure any damages caused to the Company that might result from any breach by Consultant of the promises set forth in this Section 9, and that in any event monetary damages may be an inadequate remedy for any such breach.  Accordingly, subject to Section 10 of this Agreement, Consultant agrees that if Consultant breaches, or proposes to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company and without the need to post bond or other security.

10.           Arbitration of Disputes.

(a)           JAMS.   In the event of any dispute or controversy arising out of, or relating to, this Agreement, the parties hereto agree to submit such dispute or controversy to binding arbitration pursuant either to the JAMS Streamlined (for claims under $250,000) or the JAMS Comprehensive (for claims over $250,000) Arbitration Rules and Procedures, except as modified herein, including the Optional Appeal Procedure.  A sole neutral arbitrator shall be selected from the list (“List”) of arbitrators supplied by the J.A.M.S. (“JAMS”) Los Angeles County, California office, or any successor entity, or if it no longer exists, from a List supplied by the ADR Services, Inc. in Los Angeles, California (“ADR”) following the written request of any party hereto.  If the parties hereto after notification of the other party(ies) to such dispute cannot agree upon an arbitrator within thirty (30) days following receipt of the List by all parties to such arbitration, then either party may request, in writing, that JAMS or ADR, as applicable, appoint an arbitrator within ten (10) days following receipt of such request (“Arbitrator”).

(b)           Arbitration Location.  The arbitration shall take place in Los Angeles e County, California at a place and time mutually agreeable to the parties, or if no such agreement is reached within ten (10) days following notice from the Arbitrator, at a place and time determined by the Arbitrator.  The arbitration shall be conducted in accordance with the Streamlined Arbitration Rules and Procedures of JAMS then in effect, and Section 1280 et seq. of the California Code of Civil Procedure, or if applicable, the Commercial Arbitration Rules of ADR then in effect.  The preceding choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than as specified in this Section.  Each party waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this Section, and stipulates that the Arbitrator shall have in personam jurisdiction and venue over each of them for the purpose of litigating any dispute, controversy or proceeding arising out of or related to this Agreement.  Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section by registered or certified mail, return receipt requested, postage prepaid, to its address for giving notices as set forth in this Agreement.

(c)           Arbitration Decision.  The decision of the Arbitrator shall be non-appealable, final and binding on all parties to the arbitration and may be enforced by a court of competent jurisdiction.  Subject to the indemnification provision in Section 16, below, the prevailing party shall be entitled to recover from the non-prevailing party reasonable attorneys’ fees, as well as reasonable costs and expenses.  The Arbitrator may grant any remedy appropriate including, without limitation, injunctive relief or specific performance.  Notwithstanding any of the foregoing, the Company may seek a temporary restraining order or a preliminary injunction, as contemplated by Section 9(h) herein.

11.           Assignment Prohibited.  Consultant shall not have the right or ability to assign, transfer, or subcontract his interest or any obligations under this Agreement to any person, firm, partnership, corporation or other entity (including by operation of law, judicial process, or otherwise), in whole or in part, without the prior written consent of the Company, which consent may be withheld in the Company’s sole discretion.  Any attempt to do so shall be void.  The Company may, however, assign or transfer this Agreement or any and all of its rights hereunder at any time without Consultant’s consent.

12.           Governing Law and Jurisdiction.  It is understood and agreed that no provision of this Agreement shall be construed so as to be in conflict with the laws of the State of California.  It is further agreed that this Agreement is deemed to be consummated in the State of California, and that the terms and provisions of this Agreement shall be construed and interpreted pursuant to the laws of the State of California, without regard to the conflict of laws rules or principles thereof.

13.           Severability.  In the event any portion of this Agreement shall be held illegal, void or ineffective, the remaining portions hereof shall remain in full force and effect.  If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such term(s) or provision(s) shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law.

14.           Non-Waiver of Rights.  No failure or delay on the part of either party hereunder in either exercising or enforcing any right hereunder shall operate as a waiver of, or impair, any such right.  No single or partial exercise or enforcement of any such right shall preclude any other or further exercise or enforcement thereof or the exercise or enforcement of any other right.  No waiver of any such right shall have effect unless given in a signed writing.  No waiver of any such right shall be deemed a waiver of any other right hereunder.

15.           Notice.  Any report or notice required or permitted to be given hereunder shall be effective when sent.  All notices shall be in writing and given personally or by prepaid certified mail, return receipt requested, or sent by expedited delivery service or facsimile transmission addressed to the parties hereunder at their respective addresses as follows.

If to the Company:                               Medbox, Inc.
8439 West Sunset Blvd.
Suite 101
West Hollywood, CA  90069
Attention:  _Guy Marsala__________________

with a copy to:
Paul A. Conant
Conant Law Firm, PLC
2398 East Camelback Road, Suite 925
Phoenix, Arizona 85016
602-508-9010
602-508-9015 Fax
paulconant@conantlawfirm.com

If to Consultant:                                   P. Vincent Mehdizadeh
6700 Fallbrook Ave. Suite 289
West Hills, CA 91307

with a copy to:

D. Richard McDonald
Dykema Gossett PLLC
39577 Woodward Avenue, Suite 300
Bloomfield Hills, MI  48304

16.           Indemnification.  The Company shall indemnify and hold harmless Consultant from and against any and all losses, damages, liabilities, reasonable attorneys’ fees, court costs and expenses resulting or arising from any third party claims, actions, proceedings, investigations or litigation relating to or arising from or in connection with this Agreement, or any act or omission by the Company not directly attributable to the gross negligence, willful misconduct or fraud of the Consultant.

17.           Nondisparagement.  Each party agrees that he or it shall not, both during and after the Term of this Agreement, directly or indirectly disparage or criticize the other party or any of such other party’s officers, directors, employees, agents, or affiliates, or issue any communication, written or otherwise, that reflects adversely on or encourages any adverse action against such other party or any of such other party’s officers, directors, employees, agents or affiliates; provided that nothing contained herein shall prevent either party from testifying truthfully under oath pursuant to any lawful court order or subpoena or otherwise responding to or providing disclosures required by law.

18.           Entire Agreement.  This Agreement (together with any Appendices referred to herein) is the complete and exclusive statement of agreement and understanding of the parties with respect to matters in this Agreement and is a complete and exclusive statement of the terms and conditions thereof.  This Agreement replaces and supersedes all prior written or oral agreements, statements, correspondence, negotiations and understandings by and among the parties with respect to the matters covered by it.  No representation, statement, condition or warranty not contained in this Agreement is binding on the parties.

19.           Amendments. Any amendments to this Agreement must be in writing and designated as an amendment, and signed by both parties hereto.

20.           Headings.  The headings contained in this Agreement are for convenience of reference only and shall not affect or alter the meaning or effect of any provision hereof.

21.           Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have caused this Agreement to be executed as of the date first above written.

MEDBOX, INC.

By:                 /s/ Guy M. Marsala
Name:            Guy M. Marsala
Title               CEO

CONSULTANT

/s/ P. Vincent Mehdizadeh
P. Vincent Mehdizadeh

APPENDIX A

DESCRIPTION OF SERVICES

Objectives and Scope of Services

Strategic partnership identification, development, and facilitation with respect to company’s emerging subsidiaries. Day-to-day support as specifically requested by the Medbox CEO, or directors of the Company. Consultant to retain his existing office space within Medbox headquarters and report to work for a minimum of 30 hours each work.

APPENDIX B

COMPENSATION

The Company shall pay the Consultant a fee for his services under the Agreement as follows:

Compensation shall be $25,000 per month, payable on a bi-monthly basis paid at the middle of each month on or about the 16th of each month and the 1st of the following month.  This amount to be reduced to $12,500 per month while Consultant is engaged in any trading of the Company’s securities at any time within the preceding 30 day period.

APPENDIX C

California Labor Code Section 2870

2870.  (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

   (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

   (2) Result from any work performed by the employee for the employer.

   (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.